EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1, of our report dated March 19, 2007, except for note 18, as to which the date is November 18, 2007, relating to the consolidated financial statements of China Sky One Medical, Inc. as of December 31, 2006 and for the year then ended which are included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ e-Fang Accountancy Corp. & CPA
City of Industry, CA
April 11, 2008